EXHIBIT 99.1

3D Systems Inks $150 Million Revolving Credit Facility With PNC

ROCK HILL, S.C., Oct. 13, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it entered into a $150 million five-year, unsecured revolving credit facility with its lenders. The Credit Agreement is comprised of a revolving loan facility that provides for advances in the initial aggregate principal amount of up to $150 million.

"Our enhanced capital structure will allow us to strategically execute on our focused long-term initiatives for the benefit of all of our constituents," said Avi Reichental, 3DS President and Chief Executive Officer.

Subject to the terms and conditions of the Credit Agreement, the Company may, at its option, increase the aggregate principal amount available under the Credit Facility by an additional $75 million.

"This credit facility strengthens our capital structure and provides us with greater financial flexibility to decisively execute our growth strategy," concluded Reichental.

PNC Bank, National Association is acting as Administrative Agent, PNC Capital Markets LLC is acting as Sole Lead Arranger and Sole Bookrunner, HSBC Bank USA, N.A. is acting as Syndication Agent, and Capital Bank, N.A. is acting as a lender. The Credit Agreement is subject to certain covenants and other conditions customary for agreements of this nature. Further details of the new Credit Agreement are outlined in the company's Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Learn more about 3DS' commitment to manufacturing the future today at www.3dsystems.com.

About 3D Systems

3D Systems is pioneering 3D printing for everyone. 3DS provides the most advanced and comprehensive 3D design-to-manufacturing solutions including 3D printers, print materials and cloud sourced custom parts. Its powerful digital thread empowers professionals and consumers everywhere to bring their ideas to life in material choices including plastics, metals, ceramics and edibles. 3DS' leading healthcare solutions include integrated 3D planning and printing for personalized surgery and patient specific medical and dental devices. Its democratized 3D design and inspection products embody the latest perceptual, capture and touch technology. Its products and services replace and complement traditional methods with improved results and reduced time to outcomes. These solutions are used to rapidly design, create, communicate, plan, guide, prototype or produce functional parts, devices and assemblies, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Hoyt
         Email: Press@3dsystems.com